EXHIBIT 4

AMENDMENT NO. 2 to the Loan Facility Agreement dated 7th July
2009, as amended by Amendment No. 1 dated as of 18 December 2009 is made on 31st August 2010

BETWEEN:

(1)	SOPAK AG, Switzerland (the “Lender”); and

(2)	YAMALCO INVESTMENTS LIMITED, Cyprus (the “Borrower”);

WHEREBY IT IS AGREED as follows:

1.	The parties have agreed to amend in Clause 1.1 definition of “Final Repayment Date” to read as follows:

Final Repayment Date:	30th November 2010

2.	The definition of “Interest Period” in Clause 1.1 is hereby amended to read as follows:

Interest Period:	(i) the first interest period commencing on (and including) the Drawdown Date therefore and ending on 30th December 2009, (ii) the second interest period commencing on (and including) 30th December 2009 and ending on the June 30, 2010, (iii) the third interest period commencing on (and including June 30, 2010) and ending on August 31, 2010 and (iv) the fourth interest period commencing on (and including August 31, 2010 and ending on the Final Repayment Date (or on earlier repayment in full of the Loan).”

3.	Clause 5.1 of the Agreement is hereby amended to read as follows:

“The Borrower unconditionally and irrevocably undertakes to pay or discharge all interest accrued on the last day of each Interest Period and the whole of the Outstanding Indebtedness together with all subsequent accrued interest and the Agreed Fee to the Lender on or (including as required pursuant to Clause 7.3(f)) before the Final Repayment Date; provided, however, that with respect to the payment date for the third interest period (August 30, 2010), the Parties agree that the Borrower shall not be deemed to be in default of its obligations hereunder if the Borrower has made a payment in full to the Lender of the accrued interest due as August 30, 2010 prior to September 30, 2010. If an Event of Default has earlier occurred and notice thereof has been issued by the Lender, the Borrower shall repay the Outstanding Indebtedness, all accrued interest and the Agreed Fee immediately (or as specified in the Lender’s notice pursuant to Clause 8.1).”

4.	This Amendment No. 2 forms an integral part of the above mentioned Loan Facility Agreement and Clause 15 of the Loan Facility Agreement applies herein as if fully set out but by reference to this Amendment No. 2.

IN WITNESS whereof the parties hereto have caused this Amendment No. 2 to be executed in a manner binding upon them the day and year first above written.

Duly executed by

/s/ Yana Tikhonova
duly authorised for and on behalf of
THE LENDER

Duly executed by

/s/ Nikolay Bogachev
duly authorised for and on behalf of
THE BORROWER